UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2018

Eagle Bancorp Montana, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-34682 (Commission File Number)	27-1449820 (IRS Employer Identification No.)

1400 Prospect Ave. Helena, MT 59601 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (406) 442-3080

__________________________________________________________________

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                                                                                                                ☐

Item 2.01	Completion of Acquisition or Disposition of Assets

Effective January 31, 2018, Eagle Bancorp Montana, Inc., a Delaware corporation (“Eagle”), completed its previously announced merger (the “Merger”) with TwinCo, Inc. (“TwinCo”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 5, 2017, by and among Eagle, Eagle’s wholly-owned subsidiary, Opportunity Bank of Montana, a Montana chartered commercial bank (“Opportunity Bank”), TwinCo and TwinCo’s’s wholly-owned subsidiary, Ruby Valley Bank, a Montana chartered commercial bank (“Ruby Valley”). At the effective time of the Merger (the “Effective Time”), TwinCo merged with and into Eagle, with Eagle continuing as the surviving corporation.

Pursuant to the Merger Agreement, holders of TwinCo common stock prior to the Effective Time have the right to receive, at the election of the holder thereof: (1) a combination of $247.16 in cash and 11.1540 shares of Eagle common stock (the “Mixed Election Consideration”); (2) $449.38 in cash (the “Cash Election Consideration”); or (3) 24.7866 shares of Eagle common stock (the “Stock Election Consideration,” and together with the Cash Election Consideration and the Mixed Election Consideration, the “Merger Consideration”). The Merger Agreement contains customary proration procedures so that the aggregate amount of cash paid and shares of Eagle common stock issued in the Merger as a whole are equal to the total amount of cash and number of Eagle shares that would have been paid and issued if all TwinCo shareholders received the Mixed Election Consideration. Each outstanding share of Eagle common stock remains outstanding and is unaffected by the Merger.

Immediately following the Effective Time, Ruby Valley merged with and into Opportunity Bank, with Opportunity Bank surviving and continuing its corporate existence under the name “Opportunity Bank of Montana.”

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the press release issued by Eagle announcing the closing of the Merger is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, which provided that on or prior to the Effective Time, the Board of Directors of Eagle (the "Eagle Board") would cause Kenneth M. Walsh, Chairman, Chief Executive Officer and President of TwinCo to be appointed to the Eagle Board, effective as of the Effective Time, the Eagle Board (1) increased the size of the Eagle Board from 9 to 10 members and (2) appointed Kenneth M. Walsh to serve as a member of the Eagle Board. Mr. Walsh will serve in the class of directors whose current term will expire at Eagle's 2018 Annual Meeting of Stockholders when such class directors will next be elected by Eagle's stockholders. Since Mr. Walsh will be an employee of Opportunity Bank, he will not be entitled to receive additional compensation as a member of the Eagle Board. However, he will be entitled to a monthly travel allowance. Mr. Walsh has been appointed to serve on the Investment Committee and Asset & Liability Committee of the Eagle Board.

Other than the Merger Agreement, there are no arrangements or understandings between Mr. Walsh and any other person pursuant to which Mr. Walsh was selected as a director. Since the beginning of the last fiscal year there have been no related party transactions between Eagle and Mr. Walsh that would be reportable under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

(b)	Pro forma financial information

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information and explanatory notes are presented to show the impact of the proposed merger with TwinCo on our company’s historical financial positions and results of operations under the purchase method of accounting.  Under this method of accounting, the assets and liabilities of the company not surviving the merger are, as of the effective date of the merger, recorded at their respective fair values and added to those of the surviving corporation.  The unaudited pro forma condensed combined financial information combines the historical financial information of Eagle and TwinCo at and for the nine months ended September 30, 2017, and for the year ended December 31, 2016.  The unaudited pro forma combined condensed balance sheet as of September 30, 2017 assumes the merger was consummated on that date.    The unaudited pro forma combined consolidated condensed statements of income give effect to the merger as if the merger had been consummated at the beginning of each period presented.

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the actual results that would have occurred if the merger had been consummated during the period or as of the date of which the pro forma data are presented, nor is it necessarily indicative of future results. The pro forma data do not reflect any potential benefits from potential cost savings or synergies expected to be achieved following the merger. The pro forma fair values for assets and liabilities are subject to change as result of final valuation analyses and include no adjustments for evaluation of credit risk, principally related to loans. In addition, the pro forma data assumes no changes to the combined capitalization, such as increases in long-term debt or the repurchase of shares issued in connection with the merger.

The unaudited pro forma combined condensed financial information is based on and should be read in conjunction with the historical consolidated financial statements and the related notes of Eagle, which are incorporated in this document by reference.

Eagle and TwinCo
Unaudited Pro Forma Combined Condensed Balance Sheet

September 30, 2017

The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheet of Eagle and TwinCo assuming the companies had been combined as of September 30, 2017 on a purchase accounting basis.

	Eagle Bancorp		Pro Forma	Pro Forma
	Montana, Inc.	TwinCo, Inc.	Adjustments	Combined
	(In Thousands)
Cash and due from banks (a)	$7,371	$2,521	$(1,413)	$8,479
Interest bearing deposits in banks	784	4,573		5,357
Securities available-for-sale	120,767	29,882		150,649
Federal Home Loan Bank stock	4,121	111		4,232
Federal Reserve Bank stock	871	-		871
Investment in Eagle Bancorp Statutory Trust I	155	-		155
Mortgage loans held-for-sale	9,606	-		9,606
Loans receivable (b)	510,184	56,269	(1,385)	565,068
Allowance for loan losses (c)	(5,500)	(1,385)	1,385	(5,500)
Net loans	504,684	54,884	-	559,568
Accrued interest and dividends receivable	2,269	1,091		3,360
Mortgage servicing rights, net	6,398			6,398
Premises and equipment, net (d)	20,860	1,123		21,983
Cash surrender value of life insurance	14,385	180		14,565
Real estate and other repossessed assets acquired in settlement of loans, net	527	135		662
Goodwill (e)	7,034	422	4,297	11,753
Core deposit intangible, net (f)	300	-	926	1,226
Deferred tax asset, net	1,349	-		1,349
Other assets	1,089	68		1,157
Total assets	$702,570	$94,990	$3,810	$801,370

Deposit accounts:
Noninterest bearing	$104,866	$21,572		$126,438
Interest bearing	420,301	58,694		478,995
Total deposits	525,167	80,266	-	605,433
Accrued expenses and other liabilities (g)	5,426	91	278	5,795
Federal Home Loan Bank advances and other borrowings (h)	83,836	-	9,900	93,736
Other long-term debt less unamortized debt issuance costs	24,795	-		24,795
Total liabilities	639,224	80,357	10,178	729,759

Preferred stock	-	-		-
Common stock (i)	41	76	(72)	45
Additional paid-in capital (i)(j)	22,477	1,560	6,701	30,738
Unallocated common stock held by Employee Stock Ownership Plan	(684)	-		(684)
Treasury stock, at cost	(2,971)	(1,197)	1,197	(2,971)
Retained earnings (j)	43,837	14,468	(14,468)	43,837
Net accumulated other comprehensive income (loss) (k)	646	(274)	274	646
Total shareholders' equity	63,346	14,633	(6,368)	71,611
Total liabilities and shareholders' equity	$702,570	$94,990	$3,810	$801,370

See notes to the unaudited pro forma combined financial information.

Eagle and TwinCo
Unaudited Pro Forma Combined Condensed Statement of Income

Nine Months Ended September 30, 2017

The following unaudited pro forma combined condensed statement of income combines the consolidated historical statement of income of Eagle and TwinCo assuming the companies had been combined as of January 1, 2017 on a purchase accounting basis.

	Eagle Bancorp		Pro Forma	Pro Forma
	Montana, Inc.	TwinCo, Inc.	Adjustments	Combined
	(Dollars in Thousands, Except Per Share Data)
Interest and dividend income
Interest and fees on loans (b)	$18,222	$2,628	$18	$20,868
Securities available-for-sale	2,136	486		2,622
Federal Home Loan Bank and Federal Reserve Bank dividends	124	1		125
Interest on deposits in banks (l)	3	23		26
Other interest income	4	-		4
Total interest and dividend income	20,489	3,138	18	23,645
Interest expense
Deposits	1,142	113		1,255
Federal Home Loan Bank advances and other borrowings (h)	856	-	167	1,023
Other long-term debt	969	-		969
Total interest expense	2,967	113	167	3,247
Net interest income	17,522	3,025	(149)	20,398
Loan loss provision (c)	934	-		934
Net interest income after loan loss provision	16,588	3,025	(149)	19,464
Total noninterest income	10,766	239		11,005
Total noninterest expense (m) (n) (o)	22,616	1,954	(496)	24,074
Income before income taxes	4,738	1,310	347	6,395
Income tax expense (p) (q)	1,188	-	497	1,685
Net income	$3,550	$1,310	$(150)	$4,710

Basic earnings per share	$0.93	$32.71		$1.11
Diluted earnings per share	$0.92	$32.71		$1.09

Weighted average shares outstanding, basic	3,811,409	40,055	406,718	4,258,182
Weighted average shares outstanding, diluted	3,869,695	40,055	406,718	4,316,468

See notes to the unaudited pro forma combined financial information.

Eagle and TwinCo
Unaudited Pro Forma Combined Condensed Statement of Income

Year Ended December 31, 2016

The following unaudited pro forma combined condensed statement of income combines the consolidated historical statement of income of Eagle and TwinCo assuming the companies had been combined as of January 1, 2016 on a purchase accounting basis.

	Eagle Bancorp		Pro Forma	Pro Forma
	Montana, Inc.	TwinCo, Inc.	Adjustments	Combined
	(Dollars in Thousands, Except Per Share Data)
Interest and dividend income
Interest and fees on loans (b)	$20,842	$3,631	$17	$24,490
Securities available-for-sale	2,917	627		3,544
Federal Home Loan Bank and Federal Reserve Bank dividends	142	3		145
Trust preferred securities	3	-		3
Interest on deposits in banks (l)	1	22		23
Other interest income	6	-		6
Total interest and dividend income	23,911	4,283	17	28,211

Interest expense
Deposits	1,518	145		1,663
Federal Home Loan Bank advances and other borrowings (h)	815	4	223	1,042
Other long-term debt	785	-		785
Total interest expense	3,118	149	223	3,490
Net interest income	20,793	4,134	(206)	24,721
Loan loss provision (c)	1,833	(86)		1,747
Net interest income after loan loss provision	18,960	4,220	(206)	22,974
Total noninterest income	15,990	295		16,285
Total noninterest expense (m) (n) (o)	28,019	2,533	(222)	30,330
Income before income taxes	6,931	1,982	16	8,929
Income tax expense (p) (q)	1,799	-	595	2,394
Net income	$5,132	$1,982	$(578)	$6,536

Basic earnings per share	$1.36	$49.48		$1.54
Diluted earnings per share	$1.32	$49.48		$1.51

Weighted average shares outstanding, basic	3,784,788	40,055	406,718	4,231,561
Weighted average shares outstanding, diluted	3,873,589	40,055	406,718	4,320,362

See notes to the unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of September 30, 2017 and the unaudited pro forma combined statements of income for the nine months ended September 30, 2017 and the year ended December 31, 2016 are based on the historical financial statements of Eagle and TwinCo after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes.  Such financial statements reflect estimated cost savings of $.3 million annually, but no revenue synergies expected to result from the merger, or the costs to achieve these cost savings or revenue synergies, or any anticipated disposition of assets that may result from the integration of operations.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, Eagle and TwinCo will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2—Preliminary Estimated Acquisition Consideration

Had the TwinCo merger occurred on September 30, 2017, the preliminary estimated acquisition consideration is as follows:

	(In Thousands, Except Per Share Data)
Cash consideration		$9,900

Shares to be issued:	446,773
Price per share at September 30, 2017	$18.50

Stock consideration		8,265

Calculated purchase price		$18,165

Note 3—Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of TwinCo based on the estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to TwinCo is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until Eagle management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the Eagle common stock in accordance with the merger agreement. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the table above is allocated to TwinCo’s tangible and intangible assets and liabilities as of September 30, 2017 based on their preliminary estimated fair values as follows.

(In Thousands)
Cash and cash equivalents	$5,681
Investment securities	29,882
Loans	54,884
OREO	135
Bank premises and equipment	1,123
Other assets	1,450
Intangible assets	926
Goodwill	4,719
Deposits	(80,266)
Other borrowings	-
Other liabilities	(369)

Total preliminary estimated acquisition consideration	$18,165

Approximately $926,000 has been preliminary allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4—Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which Eagle, as the acquirer. The descriptions related to these preliminary adjustments are as follows.

Balance Sheet –

(a)	Adjustment of $1.4 million to cash to reflect seller and buyer expenses paid at closing.

(b)	A fair value discount of $1.4 million to reflect the credit risk of the loan portfolio, net of any adjustment to reflect fair values of loans based on current interest rates of similar loans. The adjustment will be substantially recognized over approximately 3.2 years using an amortization method based upon the expected life of the loans.

(c)	Reversal of Ruby Valley Bank’s allowance for loan losses of $1.4 million in accordance with acquisition method of accounting for the merger. No projected increase in loan loss provision is anticipated with the additional loans from Ruby Valley Bank included in the portfolio after the merger close.

(d)	An adjustment to reflect the fair value of bank premises and equipment cannot be estimated at this time. We do anticipate that upon receipt of real estate appraisals and other valuation measures, that there will be an adjustment to record bank premises and equipment at fair value when the merger is completed.

(e)	An adjustment of $4.3 million increase in goodwill to reflect the preliminary estimated goodwill of $4.7 million as a result of this acquisition. As noted above, goodwill is created when the purchase price consideration exceeds the fair value of the assets acquired.

(f)	Adjustment to record the core deposit intangible associated with the merger of $926,000. The fair value of this asset and the related amortization uses an expected life of 10 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax noninterest expense by $161,000 in the first year following consummation.

(g)	Adjusts the deferred tax liabilities resulting from the acquisition. The estimated increase in deferred tax liability of $278,000 stems primarily from the fair value adjustments and is preliminary and subject to change based on the final determination of the fair value of assets acquired and liabilities assumed.

(h)	Reflects new term debt of $9.9 million to fund the cash portion of the acquisition. This assumes the cash portion paid to the seller will be borrowed at the time the merger is completed at a rate of 2.25%. Interest expense in the first year of $223,000 is expected.

(i)	Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $.01 par value for the 446,773 shares of Eagle common stock issuable in the merger to the holders of TwinCo shares, which rounded to $4,000. TwinCo common stock of $76,000 closes out upon the merger close. The TwinCo treasury stock will be closed out at the close. The adjustment to additional paid-in capital represents the amount of equity consideration above the par value of Eagle common stock issuable in the merger, the close out of TwinCo common stock, and the close out of TwinCo treasury stock.

(j)	Adjustment to reflect the Ruby Valley Bank retained earnings closing out to additional paid-in capital.

(k)	Reflects an adjustment to eliminate the Ruby Valley Bank accumulated comprehensive income (loss) at the time of the merger closing.

Income Statement – Nine months ended September 30, 2017 and year ended December 31, 2016

(l)

Deposits at other banks are expected to diminish thereby reducing the interest income. The reduced interest income will be offset with reduced interest expense from other borrowings. The amounts are considered immaterial and are not adjusted.

(m)	Estimated reduction of Ruby Valley Bank non-interest expenses is expected, or $309,000 annualized reduction.

(n)	Represents amortization of core deposit premium. Premium will be amortized over 10 years using the sum-of-years digits method, or $161,000 in the first year.

(o)	Anticipated restructuring costs of $250,000 are not expected in the first 9-months, and are reflected within the first nine months following the close of the merger.

(p)	Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state tax rate of 30%.

(q)	TwinCo is an S corporation and as a result there are no income taxes reflected in its statements of income.

(d) The following exhibits are filed as part of this report:

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of September 5, 2017, by and among Eagle Bancorp Montana, Inc., Opportunity Bank of Montana, TwinCo, Inc. and Ruby Valley Bank (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, as filed on September 6, 2017).

23.1	Consent of Davis Kinard & Co, PC, Independent Registered Public Accounting Firm for TwinCo, Inc.

99.1	Press release dated January 31, 2018, issued by Eagle Bancorp Montana, Inc.

99.2

Audited consolidated financial statements of TwinCo, Inc. comprised of the consolidated balance sheet at December 31, 2016, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for the year ended December 31, 2016, and the notes related thereto. (Audited consolidated financial statements of TwinCo, Inc. at December 31, 2016 are included in the Company’s Registration Statement on Form S-4, filed on November 9, 2017, as amended.)

99.3

Unaudited condensed consolidated financial statements of TwinCo, Inc. comprised of the consolidated balance sheet at September 30, 2017 and the related condensed consolidated statement of operations, comprehensive income and cash flows for the nine-month period ended September 30, 2017 and September 30, 2016 and the notes related thereto (included in the Company’s Registration Statement on Form S-4, filed on November 9, 2017, as amended).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP MONTANA, INC.

Date: February 5, 2018	By:	/s/ Peter J. Johnson
Peter J. Johnson
President and Chief Executive Officer